DESCRIPTION OF SECURITIES
The following description summarizes certain important terms of our capital stock as of the date of this Annual Report on Form 10-K as specified in our Second Amended and Restated Certificate of Incorporation (our, “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”). Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Securities,” you should refer to the Second Amended and Restated Certificate of Incorporation, the Bylaws, the Warrant Agreement, and the Registration Rights Agreement, which are included as exhibits to this Form 10-K, and to the applicable provisions of Delaware law.
Authorized and Outstanding Capital Stock
Our authorized capital stock consists of 690,000,000 shares of Class A common stock, par value $0.0001 per share (the “Pear Class A Common Shares”) and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Shares”). As of December 31, 2021, there were 137,836,014 Pear Class A Common Shares issued and outstanding and 14,213,277 Warrants to purchase Pear Class A Common Shares outstanding.
Pear Class A Common Shares
Voting Rights
Holders of Pear Class A Common Shares shall exclusively possess all voting power with respect to the Company. Holders of Pear Class A Common Shares are entitled to one (1) vote for each Pear Class A Common Share held of record by such holder on all matters properly submitted to a vote of the stockholders of Pear.
Except as otherwise required by law or by our Certificate of Incorporation, at any annual meeting or special meeting of our stockholders, holders of Pear Class A Common Shares has the exclusive right to vote for the election of directors and on all matters properly submitted to a vote of the stockholders.
Dividends
Subject to the rights, if any, of holders of any outstanding series of Preferred Shares, the holders of Pear Class A Common Shares shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board, or any authorized committee thereof, from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution or Winding up
Subject to the rights, if any, of holders of any outstanding series of Preferred Shares, in the event of our voluntary or involuntary liquidation, dissolution or winding up, after payment or provision for payment of our debts and other liabilities, holders of Pear Class A Common Shares will be entitled to receive all our remaining assets available for distribution to our stockholders, ratably in proportion to the number of Pear Class A Common Shares held by them.
Classified Board of Directors
Our Certificate of Incorporation provides that our Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board will be elected each year.

Stockholder Action by Written Consent
Our Certificate of Incorporation provides that any action required or permitted to be taken by stockholders of Pear Class A Common Shares must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders in lieu thereof.
Special Meetings of Stockholders
Subject to the rights, if any, of holders of any outstanding series of Preferred Stock, and to the requirements of applicable law, special meetings of Pear’s stockholders may be called only by the Board pursuant to a resolution adopted by a majority of the Board. The holders of Pear Class A Common Shares are prohibited from calling a special meeting. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of our stockholders.

Amendment of Certificate of Incorporation or Bylaws
Our Bylaws may be amended or repealed by the affirmative vote of a majority of the Board or by the affirmative vote of the holders of not less than two thirds (2/3) of the voting power of all then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of the holders of not less than two thirds (2/3) of the voting power of all then-outstanding shares of our capital stock entitled to vote thereon and the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of each class entitled to vote thereon as a class would be required to amend certain provisions of the Certificate of Incorporation.

Forum Selection
Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, (including, but not limited to): (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders or (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or the bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, shall be a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the US); provided, however, that if the foregoing provisions are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the Court of Chancery of the State of Delaware.

Limitations on Liability and Indemnification of Officers and Directors
Our Certificate of Incorporation and Bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Certificate of Incorporation and Bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director.
Preferred Shares
Our Certificate of Incorporation authorizes 10,000,000 Preferred Shares. The Board is expressly authorized to provide out of the unissued Preferred Shares for one or more series of Preferred Shares and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a preferred stock designation filed pursuant to the DGCL, and the Board is expressly vested with the authority to the full extent provided by law, to adopt any such resolution or resolutions. We have no Preferred Shares outstanding at the date hereof. Although we do not currently intend to issue any Preferred Shares, we cannot assure you that we will not do so in the future. No Preferred Shares are being issued or registered in this offering.
Warrants
Each whole warrant entitles the registered holder to purchase one Pear Class A Common Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Initial Public Offering and 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of Pear Class A Common Shares. This means only a whole Warrant may be exercised at a given time by a Warrant holder. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Pear Class A Common Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Pear Class A Common Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Pear Class A Common Shares is available, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

We filed the Registration Statement covering the issuance of the Pear Class A Common Shares issuable upon exercise of the Warrants on December 23, 2021 that was declared effective by the SEC on December 30, 2021 and have agreed to maintain a current prospectus relating to those Pear Class A Common Shares until the Warrants expire or are redeemed. Notwithstanding the above, if Pear Class A Common Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants
Redemption of Warrants when the price per share of Pear Class A Common Shares equals or exceeds $18.00
Once the Warrants become exercisable, we may call the Warrants for redemption:

•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Warrant holder; and
•if, and only if, the closing price of Pear Class A Common Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders.
If and when the Warrants become redeemable by us pursuant to the foregoing redemption method, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Pear Class A Common Shares may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per Pear Class A Common Share equals or exceeds $10.00
Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•in whole and not in part;
•at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Pear Class A Common Shares (as defined below) except as otherwise described below; and

•if, and only if, the closing price of Pear Class A Common Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Warrants—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders;
•if, and only if, the closing price of Pear Class A Common Shares (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”) is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its Warrants) as the outstanding Public Warrants.
Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of Pear Class A Common Shares that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Pear Class A Common Shares on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of Pear Class A Common Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day immediately following the 10 trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Pear Class A Common Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Pear Class A Common Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Pear Class A Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Pear Class A Common Shares for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Pear Class A Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Pear Class A Common Shares for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Pear Class A Common Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Pear Class A Common Shares.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement

Warrants) when the trading price for the Pear Class A Common Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Pear Class A Common Shares are trading at or above $10.00 per public share, which may be at a time when the trading price of Pear Class A Common Shares is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants when the price per Pear Class A Common Share equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the of this Form 10-K. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, we can redeem the Warrants when the Pear Class A Common Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the Pear Class A Common Shares are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer Pear Class A Common Shares than they would have received if they had chosen to wait to exercise their Warrants for Pear Class A Common Shares if and when such Pear Class A Common Shares were trading at a price higher than the exercise price of $11.50.

No fractional Pear Class A Common Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Pear Class A Common Shares to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the Pear Class A Common Shares pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Pear Class A Common Shares, the Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Redemption Procedures
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Pear Class A Common Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments
If the number of outstanding Pear Class A Common Shares is increased by a stock dividend payable in Pear Class A Common Shares, or by a split-up of Pear Class A Common Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number Pear Class A Common Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding amount of Pear Class A Common Shares. A rights offering to holders Pear Class A Common Shares entitling holders to purchase Pear Class A Common Shares at a price less than the fair market value will be deemed a stock dividend of a number of shares of Pear Class A Common Shares equal to the product of (1) the number of Pear Class A Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pear Class A Common Shares) multiplied by (2) one minus the quotient of (x) the price per Pear Class A Common Share paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Pear Class A Common Shares, in determining the price payable for Pear Class A Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Pear Class A Common Shares as reported during the ten trading day period ending on the trading day prior to the first date on which the Pear Class A Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Pear Class A Common Shares on account of such Pear Class A Common Shares (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Pear Class A Common Share in respect of such event.

If the number of outstanding Pear Class A Common Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Pear Class A Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number Pear Class A Common Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Pear Class A Common Shares.

Whenever the number of Pear Class A Common Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Pear Class A Common Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Pear Class A Common Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Pear Class A Common Shares (other than those described above or that solely affects the par value of such Pear Class A Common Shares), or in the case of any merger or consolidation of us with or into another entity or conversion into another type of entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Pear Class A Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Pear Class A Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the company as provided for in the Company’s Certificate of Incorporation) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Pear Class A Common Shares, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Pear Class A Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Pear Class A Common Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.

The Warrants will be issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the rights of the registered holders of Public Warrants.

The Warrant holders do not have the rights or privileges of holders of Pear Class A Common Shares and any voting rights until they exercise their Warrants and receive Pear Class A Common Shares. After the issuance of Pear Class A Common Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by Pear stockholders.

Transfer Agent and Warrant Agent
Continental Stock Transfer & Trust Company is the transfer agent for the Pear Class A Common Shares and the warrant agent for the Warrants.
Trading Symbol and Market
Pear Class A Common Shares and Public Warrants are listed on Nasdaq under the symbols “PEAR” and “PEARW,” respectively.